ICICI Bank

RENEWAL CREDIT ARRANGMENT LETTER

CAL680460542403
September 29, 2020

Yatra Online Private Limited
Unit No 1101-03, Tower-B, 11th Floor,
Unitech Cyber Park, Sector-39,
Gurgaon, India - 122001

Kind Attention: Mr. Anuj Kumar Sethi

Dear Sir,

Sub: Renewal of working capital facilities

We refer to the working capital facilities (**"Facilities"**, details of which are mentioned in Annexure I) granted to you by ICICI Bank Limited (**"ICICI Bank"**), pursuant to a credit arrangement letter (including any amendatory/renewal letters) and other facility documents, executed in relation to the Facilities (**"Transaction Documents"**).

We are pleased to inform that ICICI Bank, at your request, has renewed the Facilities, on the terms and conditions as set out in Annexure II, for a further period up to the date mentioned in Annexure II.
All other terms and conditions of the Facilities, including the existing security and/or contractual comfort, if any, shall remain in full force and effect.

In case of any change, in the directors, memorandum of association, articles of association or other constitutional documents, subsequent to the information/documents last shared by you with ICICI Bank, you are requested to forthwith furnish updated records of the same to ICICI Bank. Kindly also ensure that your total working capital bank finance, including the renewed Facilities, does not and shall not during the subsistence of the Facilities exceed the maximum permissible bank finance limits.

This Renewal Credit Arrangement Letter (**"Renewal CAL"**) shall be read in conjunction with the other Transaction Documents and to the extent of any inconsistency between the other Transaction Documents and this Renewal CAL letter, the provisions of this Renewal CAL shall prevail.

This Renewal CAL is being sent to you in duplicate. We request you to return one copy of this Renewal CAL, duly signed by your authorized person, the

Yatra Online Pvt. Ltd.
Authorised Signatory

Yatra Online Pvt. Ltd.
Authorised Signatory

ICICI Bank

authorized official of the guarantor and security providers (if any), in token of acceptance of the terms specified herein, and execute/procure execution of such agreements and/or documents as may be required in relation to the Facilities, in the form and manner acceptable to ICICI Bank, by January 11, 2021 or such extended period as ICICI Bank may grant in writing, at its sole discretion, failing which this offer shall lapse automatically without any further communication.

The accepted Renewal CAL must be returned along with a board resolution/requisite authorization, applicable to the borrower, guarantor, security provider (as applicable), to establish the authority of the signatory.

Yours faithfully,

For ICICI Bank Limited
(Authorized signatory)

Accepted by the Borrower: Yatra Online Private Limited	Signature
Name: ANUJ KUMAR SETHI / DHRUV SHRINGI Designation: SR. VP FINANCE / CEO Date:	

ICICI Bank Limited
ICICI Bank Towers
Bandra-Kurla Complex,
Mumbai- 400 051, India

Tel.: (91-22) 2653 1414
Fax: (91-22) 2653 1122
Website www.icicibank.com
CIN.: L65190GJ1994PLC021012

Regd. Office : ICICI Bank Tower,
Near Chakli Circle,
Old Padra Road,
Vadodara 390 007, India.

02022012.V1

Yatra Online Pvt. Ltd.
Authorised Signatory

Yatra Online Pvt. Ltd.
Authorised Signatory

ICICI Bank

Annexure I

Details of Facilities

Facilities	**Overall Limits (₹ in million)**	**Outstanding amount as on September 28, 2020 (₹ in million)**
Fund Based		
Invoice Discounting	300.0	115.5
Non-Fund based		
Bank Guarantee	300.0	113.6
Overall Limit (total):	**600.0**	

Yatra Online Pvt. Ltd.
Authorised Signatory

Yatra Online Pvt. Ltd.
Authorised Signatory

ICICI Bank

ANNEXURE II

TERMS AND CONDITIONS

Facility: Invoice Discounting

Facility	Invoice discounting facility This Facility is available online to the Borrower through corporate internet banking under Financial Supply Chain Management (FSCM) module alone or through FSCM and host to host module ("H2H") jointly. Access to FSCM and H2H (if required) shall be made available after execution of appropriate documents by the Borrower.
Purchaser/s	Purchaser/s of goods and services from the Borrower; The expression "Purchaser/s" includes, unless it be repugnant to the subject or context thereof, its successors and assigns. This Facility shall be provided to the Borrower only for the goods and services sold to the Purchaser/s
Existing Limit	₹ 300.0 million
Proposed Limit	₹ 300.0 million
Interchangeability of Limits	Not allowed The Facility shall not be interchangeable with any other facility sanctioned by ICICI Bank.
Purpose	This Facility shall be provided to the Borrower only for the goods and services sold to the Purchaser/s
Validity	12 months i.e. August 11, 2021
Security	As per security template
Maximum Tenor (Usance Period)	60 days
Goods / Services Covered	This should be restricted to working capital requirements of the Borrower.
Margin Amount	20.00 % (The financed amount shall be equal to Invoice/ Bill of Exchange ("BOE") amount less margin amount).
Interest	The fixed rate of interest for each drawal of the Facility will be stipulated by ICICI Bank at the time of disbursement of each drawal, which shall be sum of I-MCLR# and "Spread"

ICICI Bank Limited
ICICI Bank Towers
Bandra-Kurla Complex,
Mumbai- 400 051, India

Tel.: (91-22) 2653 1414
Fax: (91-22) 2653 1122
Website www.icicibank.com
CIN.: L65190GJ1994PLC021012

Regd. Office : ICICI Bank Tower,
Near Chakli Circle,
Old Padra Road,
Vadodara 390 007, India.

Yatra Online Pvt. Ltd.
Authorised Signatory

Yatra Online Pvt. Ltd.
Authorised Signatory

ICICI Bank

	per annum, subject to minimum of I-MCLR#, plus applicable statutory levy, if any. As on date the I-MCLR-3M is 7.35 % and Spread is 2.00%. #Note: I-MCLR will be based on the tenure of the individual drawals under the facility: Drawals for upto 3 month tenure: I-MCLR-3M In case of any change in the regulatory requirements by the regulator applicable to the Facility pertaining to provisioning norms and/or risk weightage, then ICICI Bank may revise the Spread to reflect the regulatory change, subject to extant RBI guidelines. The Borrower will have the option to prepay the individual drawal, without any prepayment penalty, during 60 days prior to the scheduled maturity date of the drawal or during residual tenure not greater than 1/3rd of the original tenure (in days), whichever is longer in duration, provided that at least 5 days prior irrevocable written notice to prepay the loan has been given by the Borrower to ICICI Bank. Unless specified otherwise in the documents in relation to the Facility, if the Borrower wishes to prepay any part of or whole of the Facility, it may do so with payment of Prepayment Premium of 0.25% on principal amount of the loan being prepaid subject to the Borrower giving at least 15 days prior irrevocable written notice of the same to ICICI Bank.
Interest Payment Frequency	Upfront
Commission	1. Transaction charges a) On Discounting : ₹ 500.0 per lot irrespective of the number of invoices b) Overdue charges : 4% over and above documented rate Above charges are exclusive of service tax/GST or other statutory levy, if any, which shall be charged as per the prevailing guidelines of government/statutory authority. Fees / commission / any other charges shall be taken upfront.
Repayment	Tenor based defined maturity date.
Companies	• Flipkart

Yatra Online Pvt. Ltd.
Authorised Signatory

Yatra Online Pvt. Ltd.
Authorised Signatory

ICICI Bank

whose Invoice Discounting is allowed	• HDFC Bank • ICICI Group • Deloitte • SBI Cards & Payment Services • PWC Group • Bharti Airtel Limited • American Express Banking Corp • Polaris Group • Walmart India Pvt Ltd • Fullerton • Crompton • Sterlite Technologies Limited • Tata Power • DCM Shriram • Airports Authority of India • HCL • Bharat Petroleum Corporation Limited • JSW Steel Ltd • EXIDE Group • Bridgestone India Private Limited • Reliance Industries Limited and Group Note: Invoices of the above mentioned companies for their domestic/international/offshore bookings can also be discounted. For adding any new payee to the above list, the Borrower shall submit an application letter for seeking addition in payee list by taking approval from ICICI Bank ltd. The new payee should be in its normal line of business.
Airlines whose invoices shall not be discounted	Invoices pertaining to the following airlines shall not be discounted: • Turkish Airlines • Cathay Airlines • China Eastern airlines • Ethopian Airlines • Jet Airways For deleting any new airlines name from the above list, the company shall provide requisite docs to the satisfaction of ICICI bank.

Yatra Online Pvt. Ltd.
Authorised Signatory

Yatra Online Pvt. Ltd.
Authorised Signatory

ICICI Bank

General Terms and Conditions	1. The invoice(s)/bills will be discounted with recourse to the Borrower. 2. Invoices which are more than 15 days old shall not be considered for the Facility 3. ICICI bank reserves the right to demand underlying documents on account of regulatory requirement or its internal policies. 4. ICICI bank shall auto debit the amount on the due date from the collection account of the Yatra maintained with ICICI bank 5. ICICI Bank will provide the Facility when the file containing the details of the invoices ("File") has been uploaded by the borrower, which shall be treated as deemed acceptance by the borrower. Authorization by the purchaser/client is not required for the transaction. 6. Breach of any representation, warranty or covenant specified herein or any other Transaction Document shall be deemed to be an event of default under the Facility. 7. The Borrower shall provide / give 15 days advance written notice to ICICI Bank in the event the Borrower and / or the Purchaser decide to terminate the agreement between them. Such termination may, at the sole discretion of ICICI Bank, be treated as an event of default under the Facility. In such an event, the obligations of the Borrower shall continue to exist in relation to the Facility unless all monies in respect of the same are paid to ICICI Bank, to its satisfaction. 8. Applicable representations and warranties: (a) that the details of invoice(s) submitted to ICICI Bank for discounting represent genuine sales transactions of goods/services; (b) that the amounts of such invoice(s) truly represent the value of the goods so transported/shipped; (c) that sale of goods/services for which the Borrower is availing the Facility from ICICI Bank has not been conducted between related parties of the Borrower like group companies, associated companies, house firms and identical companies. (d) that the outstanding amount under the Facility will be deducted at the time of calculating the value of the receivables of the Borrower till the time the said amount

Yatra Online Pvt. Ltd.
Authorised Signatory

Yatra Online Pvt. Ltd.
Authorised Signatory

ICICI Bank

	is paid to the satisfaction of ICICI Bank. 9. Any other condition as may be specified by ICICI Bank.
Special Condition	The Bank reserves right to verify underlying documents physically including copies of the invoice(s) and any kind of documents showing proof of sale of services. This verification shall be carried out on Half yearly basis on randomly selected transactions or as and when ICICI Bank so demands.
Deal Structure	1) The file containing details of invoices will be uploaded by the Borrower/s through FSCM alone or FSCM and H2H jointly or details of invoices shall be entered in FSCM system by the Borrower/s. The same shall be treated as deemed request for discounting from the Borrower. 2) The Borrower will be paid the proceeds of the Facility by way of direct credit/fund transfer to Borrower's bank account as specified in the FSCM application form. 3) ICICI bank shall auto debit the amount on the due date from the collection account of the Yatra maintained with ICICI bank
Documentation with Borrower for the Facility	Including but not limited to: • Facility Agreement & General Conditions, if not executed already • CIB, FSCM Application Form, if not active already • Board resolution (i) for availing the Facility and online availment of the same through FSCM standalone or FSCM and H2H jointly • Any other document as may be required by ICICI Bank.
Collecting Bank	ICICI Bank
Collection Account	Current accounts of the Borrower opened with the Collecting Bank to route the collections of the Borrower
Collection Mechanism	The collection made by the Borrower will be deposited in the Collection Account with the Collecting Bank. The Borrower to be allowed to use the funds available in their Collection Account ('Overflow Mechanism'), subject to no event of default being triggered off under the Facility. In case the above mentioned online system is not/cannot be made operational for any reason, then the following offline invoice discounting method needs to be followed: Client to submit monthly details of fresh invoice/bills raised to the clients mentioned above for the month, basis which

Yatra Online Pvt. Ltd.

Authorised Signatory

Yatra Online Pvt. Ltd.

Authorised Signatory

ICICI Bank

	business team to give approval on the amount of discounting to be allowed to the borrower Documents to be submitted would include: • Clients request letter • Signed copy of Invoice Statement • Invoice statement to contain following details 1. Customer name 2. Invoice number 3. Invoice date 4. Amount 5. Airline name
Charges applicable	Courier charges – ₹ 100 (only in case of offline bill discounting) Stamp duty, at actuals, if any Verification charges of Issuing bank, if required, at actuals Any other (please specify): NA
General Conditions	• Bank will be at liberty to fix drawee/drawer–wise sub limits within the overall bill discounting limits, if necessary. • The bills will be discounted with recourse to the Borrower to whom this facility is granted. • Bank also reserves the right to pre-approve the drawees in case of Sales Bill Discounting and drawers in case of Purchase Bill Discounting. • Bill proceeds would be credited to the Borrower's ICICI bank current account • If felt necessary, discounting / purchase of export bills will be subjected to availability of "satisfactory" opinion reports from banks / agencies overseas. Applicable representations and warranties: • that the Bills and the documents tendered/submitted represent genuine trade transactions of goods/services; • that the amounts of such Bills truly represent the value of the goods/services so transported/shipped; and • that the transactions in the nature of an accommodation have not been conducted between related parties like group companies, associated companies, house firms and identical companies (the "Group Companies")

Yatra Online Pvt. Ltd.
Authorised Signatory

Yatra Online Pvt. Ltd.
Authorised Signatory

ICICI Bank

Facility – Bank Guarantee

Facility	Bank Guarantee (BG) ("BG Facility")
Type	Financial Guarantee
Existing limit	₹ 300.0 million
Proposed Limit	₹ 300.0 million
Borrower/ Company	Yatra Online Private Limited ("Yatra/Borrower")
Parent	Yatra Online, Inc.
Lender	ICICI Bank Ltd (ICICI Bank)
Sublimit	Nil
Interchangeability	Nil
Purpose	Financial guarantees to be issued to International Air Transport Association (IATA) as Yatra shall pay to them under IATA Billing and Settlement Plan reporting and remittance calendar. BG Facility upto ₹ 50.0 million to be issued for hotel and packages business. The Borrower shall not request ICICI Bank for issuance of BGs in favour of any sister concerns/ associate concerns/ group companies/associates of the Borrower.
Validity	12 months i.e. August 11, 2021
Cash margin	100% of the outstanding BG amount
Security	As per security template
BG Tenor	Maximum period of the BG (including claim period of 1 year) to be restricted to 27 months. All Bank Guarantees shall be renewed/extended/issued with minimum claim period of 1 year. Bank Guarantees shall be closed upon receipt of discharge letter/original BG prior to expiry date of claim period and limits shall be released.
Commission	0.50% p.a. The commission shall be calculated on the actual number of day basis i.e. from the date of issuance/ opening of the BG upto the end of claim period.

Yatra Online Pvt. Ltd.
Authorised Signatory

Yatra Online Pvt. Ltd.
Authorised Signatory

ICICI Bank

	In case of foreign currency bank guarantees, the following charges will be additional: SWIFT/communication charges – ₹ 500 per guarantee Correspondent bank charges, if any, shall be charged on actuals.
Minimum Commission	₹ 500 per guarantee
Commission Collection frequency	Commission will be collected upfront till the expiry of claim period.
General	• Commission can be refunded on pro-rata basis for unexpired period upon submission of discharge letter/original BG for closure of Liability upon request from borrower in the form of letter/email. • The bank guarantees to be issued shall be as per the format acceptable to ICICI Bank. • Advance payment guarantee issued in line with RBI circular dated May 21, 2015 for long term export advance shall strictly be in the nature of performance guarantee and shall not contain any clause which may in effect allow such performance guarantee to be utilized as a financial guarantees/ standby Letters of Credits.

Security Template

Security (for Working Capital facilities)	
Asset detail	**Type of charge (exclusive/first pari passu/second/residual)**
Exclusive charge on the current assets (except receivables from TCS) and movable and immovable fixed assets of the borrower with account no 000705023846 and 031405000890 maintained with ICICI Bank	Exclusive
Exclusive charge on Cash margin account no. 002105023538 maintained with ICICI Bank.	Exclusive

Yatra Online Pvt. Ltd.
Authorised Signatory

Yatra Online Pvt. Ltd.
Authorised Signatory

ICICI Bank

Operational terms and conditions

1.	**Period of sanction**	The working capital facilities are payable on demand. However the facilities are available for a period of 12 months subject to review at periodical intervals wherein the facilities may be continued / cancelled / reduced depending upon the conduct and utilisation of the facilities.
2.	**Insurance**	The Borrower has to ensure comprehensive insurance cover against all risks on the security offered for the Facilities, at all times during the currency of the Facilities. Any shortfall in the value of insurance cover shall be covered immediately by the Borrower or by ICICI Bank by debiting the former's operative account with ICICIBank. The policies should be either in the joint names of the Borrower and ICICI Bank or lien should be noted on the policies as first loss payee or endorsee.
3.	**Unit Visit**	NA
4.	**Periodicity of submission of information to the Bank**	Other financial information (OFI): The Borrower to confirm the gross bookings and turnover on quarter basis within 45 days from the end of the quarter or post declaration of quarterly results, whichever is earlier Data required for renewal of credit limits: 3 months before the expiry of the credit limits Audited / unaudited financial statements: Provisionals: within three months from the close of the accounting year; Audited: within seven months from the close of the accounting year
5	**Creation of charges**	Creation of charges to be done within stipulated timelines as per the security template
6.	**Sole / Multiple banking arrangements**	All other terms and conditions shall be as per General Conditions (GC-I) and the Credit Facility Agreement (CFA) to be executed between the company and ICICI Bank Ltd.

Yatra Online Pvt. Ltd.
Authorised Signatory

Yatra Online Pvt. Ltd.
Authorised Signatory

ICICI Bank

		Declaration to be submitted by the Borrower regarding information with regard to credit facilities availed from other bankers is obtained as per Annexure I of the RBI Circular 'Lending under consortium arrangement / Multiple Banking arrangements'
7.	**Special conditions**	• Undertaking from the Borrower that none of the director's name is into RBI/ECGC defaulter list. • Monthly debtor statement shall be shared by the Borrower within 15 days from the end of each month. • The corporate debtors, excluding TCS, less than 60 days shall provide cover of ₹ 500.0 million for the tenor of the Facility. In case the cover falls below ₹ 500.0, the Borrower shall provide additional cash margin within 15 days from the end of the month to restore the cover of ₹ 500.0. Once the debtor cover is restored, additional cash margin shall be returned to the Borrower at the end of each quarter. • Monthly statement of total collections and collections routed through ICICI Bank (including transfers from other banks) available with the Borrower to be submitted within 15 days from the end of each quarter from limit setup date. • The Borrower shall submit HDFC Bank account statement on monthly basis, to be reviewed by ICICI Bank to monitor the movement of funds through HDFC payment gateway. The statement for each month shall be submitted by 15th of the following month. • Irrevocable instruction to given by Yatra to all the parties covered under Invoice discounting facility to route their respective collections through ICICI Bank account of Yatra. Confirmation to be received within 30 days of revised limit setup. • The Borrower hereby confirms that there are no

Yatra Online Pvt. Ltd.
Authorised Signatory

Yatra Online Pvt. Ltd.
Authorised Signatory

ICICI Bank

		immoveable fixed assets as on date. • Undertaking by the Borrower to include the following: • Routing of the entire collections of the Borrower to be done through the Collection Account maintained with Collecting Bank during the tenor of the Facility. • All collections made through the aggregators/payment gateways shall be routed through Collection Account only maintained by the Borrower and necessary instructions to appropriate parties for effecting the same shall be ensured. • Any change in account number for routing collections with corporates whose invoices are being discounted without referring to ICICI Bank account as collection account shall be treated as event of default under the Facility. • The Borrower to ensure that its annual gross booking on standalone basis shall not fall below ₹ 36.00 billion for FY2021 (not applicable in case of any unforeseen circumstances which are not under the control of the Borrower). The Borrower shall submit a yearly certificate of annual gross bookings on standalone basis no later than 30 days from end of each financial year. • The Borrower to ensure that its Monthly Collection routed through the Lender on standalone basis shall not fall below ` 2.25 billion. • Any change in ownership/management of the company/Group (shareholding change of more than 51%) cannot be done without prior permission of ICICI Bank. • The Borrower to provide confirmation that there is no failure in the payment of statutory liabilities

Yatra Online Pvt. Ltd.
Authorised Signatory

Yatra Online Pvt. Ltd.
Authorised Signatory

ICICI Bank

		as on date, along with the reason for the non-payment, if any. • Borrower to undertake that the working capital availed by the borrower shall be within MPBF limit. • Quarterly statement of unencumbered cash and cash equivalents available at Yatra Online Inc level to be submitted within 45 days from the end of each quarter. • The cumulative outstanding in Yatra and ATB not to exceed the lien marked cash margin (including BG cash margin) maintained with ICICI bank (cumulative of both the entities) until next review, which shall be done as and when required. • For Utilization in excess of total cash margin, client to bring in upfront cash margin so as to maintain the above mentioned condition till the review is conducted. • No covenant/ monitoring testing and penal implications will be applicable till the time the entire outstanding is within the cash margin (applicable for both the entities) • YOPL to take prior approval of ICICI bank before raising any debt. This shall not be applicable till the time the cumulative O/s in YOPL and ATB is lower than the cumulative cash margin (including FDs placed for BG cash margin) lien marked with ICICI Bank. • Aggregate outstanding of BG and Invoice Discounting in YOPL along with net borrowings in ATB will not exceed lien marked cash margins/FD (in favour of ICICI Bank) available with YOPL.
8.	**Events of default**	The following shall constitute events of default: • Non-payment of any amounts payable in respect

ICICI Bank Limited
ICICI Bank Towers
Bandra-Kurla Complex,
Mumbai- 400 051, India

Tel.: (91-22) 2653 1414
Fax: (91-22) 2653 1122
Website www.icicibank.com
CIN.: L65190GJ1994PLC021012

Regd. Office : ICICI Bank Tower,
Near Chakli Circle,
Old Padra Road,
Vadodara 390 007, India.

Yatra Online Pvt. Ltd.
Authorised Signatory

Yatra Online Pvt. Ltd.
Authorised Signatory

		of the BG Facility or invocation of Bank Guarantee, on the dates such amounts are due and payable pursuant to the documents relating to the BG Facility; • Non-compliance with covenant on the routing of collections by the Obligor (i.e. <90% of the entire collections of the Obligor (to be monitored on quarterly basis from the date of limit setup) through the Lender during the tenor of the Facility. • Non-compliance with covenant on Monthly Collections routed through the Lender on standalone basis of no more than ₹ 2.25 billion (to be monitored on monthly basis from the date of renewal) during the tenor of the Facility. • Non-compliance with covenant on, the corporate debtors, excluding TCS, less than 60 days providing cover of ₹ 500.0 million for the tenor of the Facility (to be monitored on monthly basis) • Non-compliance with or breach of any material provision or covenant of the documents relating to the BG Facility by the Borrower, as the case may be; • Misrepresentation by the Borrower, as the case may be, pursuant to the documents relating to the BG Facility; • Default by the Borrower, howsoever called, in fulfillment/ compliance with its obligations under any document pertaining to any indebtedness of the Borrower including the BG Facility; • Insolvency and any proceeding relating to insolvency relating to the Borrower including inter alia reorganization, dissolution, liquidation, insolvency, bankruptcy, appointment of a receiver, court judgments or decrees (which are

Yatra Online Pvt. Ltd.
Authorised Signatory

Yatra Online Pvt. Ltd.
Authorised Signatory

		not discharged within 10 days and have the ability of having a material adverse effect) under any law; • Creditor's process – Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower; • Moratorium on exercise of any financial obligation by virtue of which it becomes unlawful for the Borrower to meet its obligations under any of the documents relating to the BG Facility by the action of any regulatory or governmental authority or change in law; • Any obligation undertaken by the Borrower pursuant to the documents relating to the BG Facility becoming unlawful; • Any obligation undertaken being repudiated – any obligation under any of the documents relating to the BG Facility are not fulfilled or there is an Event of Default subsisting or there exist conditions which on the fulfillment/happening of certain events shall be an Event of Default; • Cessation of Business – the Borrower ceases or threatens to cease to carry on any of its current businesses or gives notice of its intention to do so or if all or any part of the assets of the Borrower required or essential for its respective business or operations are damaged or destroyed or in the opinion of the Lenders, there occurs any change in the general nature or scope of the current business, operations, management or ownership of the Borrower resulting in the material change in the business of the Borrower; • Material adverse change – If one or more events, conditions or circumstances (including any change in law) shall occur or exist which in the opinion of the Lender(s), could have a material

Yatra Online Pvt. Ltd.
Authorised Signatory

Yatra Online Pvt. Ltd.
Authorised Signatory

ICICI Bank

		adverse effect. • Security in jeopardy – any assets held by the Lender(s) as Security is in jeopardy, under threat or ceases to have effect or if any document executed or furnished by or on behalf of the Borrower becomes illegal, invalid, unenforceable or otherwise fails or ceases to be in effect or fails or ceases to provide the benefit of the liens, rights, powers, privileges or security interests purported or sought to be created thereby or if any such document shall be assigned or otherwise transferred, amended or terminated, repudiated or revoked without the approval; • Expropriation events – any government agency takes or threatens to take action which would dissolve the Borrower or would have the effect of depriving or threatening to deprive the Borrower of its ability to conduct business or termination/refusal to renew any authorization which has the ability to severely inhibit the ability of the Borrower to carry on its business. • Default in any facility of the Borrower will render all the facilities of the Borrower to be in default.
9.	**Information Covenant**	The Borrower to inform the Lender within 7 days from the date of appointment any new aggregator/ payment gateways.
10	**Consequences of Event of Default**	The consequences of event of default will, include but not be limited to the following: • In case of non-payment of any amounts payable in respect of the BG Facility including invocation of Bank Guarantee received by the Lender under the Facility: • The amount collected in the accounts of the Obligor shall be utilized to fulfill the obligation of the Borrower towards the Lender and the balance amounts, if any, may be released to the Obligor.

Yatra Online Pvt. Ltd.
Authorised Signatory

Yatra Online Pvt. Ltd.
Authorised Signatory

ICICI Bank

		• In case of non-compliance with covenant on the routing of collections by the Obligor through the Lender, i.e <90% of the entire collections of the Obligor (to be monitored to quarterly basis), Monthly collections of less than ` 2.25 billion, corporate debtor, excluding TCS, cover (<60 days) of less than ` 500.0 million during the tenor of the Facility, the Borrower shall ensure to rectify such shortfall within 15 days. In case the Borrower fails to rectify the shortfall: • The amount collected in the aforesaid account shall be utilized to increase the Cash Margin equivalent to the outstanding Facility amount and the balance amounts, if any, may be released to the Obligor at the sole discretion of the Lender(s). No further Disbursements will be made under the BG until the Events of Default are rectified. • In case of event of default of the Invoice Discounting facility, the cash margin stipulated for Bank Guarantee shall be cross collateralized. • Acceleration of all outstanding dues, • Cancellation of total Facility • Enforcement of Security • Charging of default rate
11	**Stock Audit**	The bank in consultation with the company will arrange for stock and receivables audit once in a year by an outside agency under the consortium/multiple banking arrangement. The terms of reference will be finalized by the Bank / consortium of banks at its sole discretion. The terms of reference will be finalized by the Bank / consortium of banks at its sole discretion.
12	**Declaration**	The Borrower hereby gives specific consent to ICICI Bank for submitting/disclosing the 'financial information' as defined in Section 3(13) of the Insolvency and Bankruptcy Code, 2016 (including all amendments and replacements made thereto and all rules and regulations

Yatra Online Pvt. Ltd.
Authorised Signatory

Yatra Online Pvt. Ltd.
Authorised Signatory

ICICI Bank

		framed thereunder), in respect of the Facility availed by the Borrower, from time to time, to Information Utilities as defined in Section 3(21) of the Insolvency and Bankruptcy Code, 2016 (including all amendments and replacements made thereto and all rules and regulations framed thereunder), and directions issued by Reserve Bank of India to the banks from time to time and hereby specially agree to promptly authenticate and verify the 'financial information' submitted by ICICI Bank, as and when requested by Information Utilities. The Borrower hereby gives consent to ICICI Bank, to recover/set off any fees required to be paid by ICICI Bank to the Information Utilities for availing their services in relation to the Facility from the disbursements made to the Borrower by ICICI Bank from time to time.
13	**Schedule of charges for foreign exchange and international business services**	Unless otherwise mentioned in the CAL or other transaction documents, all applicable charges as per 'Schedule of charges for Foreign Exchange and International Business Services' as uploaded on https://www.icicibank.com/managed-assets/docs/service-charges/corporate/revision-notice/cb_charges_trade.pdf will be recovered for trade transactions and services rendered by ICICI Bank. ICICI Bank reserves the right to modify the rates from time to time.
14	**Additional Terms**	A. ICICI Bank, without assigning any reason, reserves the right to not disburse any Facility, partially or fully, and the Borrower / guarantors shall not have any claim against ICICI Bank for such non disbursement. B. In addition to any other terms, the disbursement of the Facilities is contingent upon (a) positive CIBIL report of the Borrower or any of its directors; (b) the Borrower or any of its directors have not been declared as a wilful defaulter or non-cooperative borrower; (c) the Borrower's account has not been classified and reported to RBI as Special Mention Account 1 or 2. C. The Borrower shall ensure that its foreign currency exposures, if any, are suitably hedged to the satisfaction of the Bank (including without limitation, pursuant to a suitably authorised risk management policy as may be

Yatra Online Pvt. Ltd.
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Yatra Online Pvt. Ltd.
Authorised Signatory

ICICI Bank

		required by applicable law). D. The Borrower shall submit information on its foreign currency exposure (including the details of hedging thereof), (a) duly certified by its directors or company secretary, within thirty days of expiry of each fiscal quarter; and (b) audited and certified by its statutory auditor within six months of expiry of each fiscal year. E. In case there is any change in the regulatory requirements applicable to the Facilities pertaining to provisioning norms and/or risk weightage, ICICI Bank may revise the spread to reflect the regulatory change, subject to extant RBI guidelines.
15	**Additional Interest Rates**	As per 'Annexure II' The Borrower agrees that in the event payment default continues for more than 90 days, the additional interest rate shall increase to 'Documented Rate/Applicable Benchmark, as applicable+6%' and such increased rate shall be applicable from the date of the payment default.
16	**Basel Clause**	1) The Bank reserves the unconditional right to cancel the Limits advanced/ to be advanced under the credit arrangement letter ("CAL") and/ or Transaction Documents (either fully or partially) without giving any prior notice to the Borrower, on the occurrence of any one or more of the following: (i) In case the Limits/part of the Limits are not utilised by the Borrower; or (ii) In case of Deterioration in the Creditworthiness of the Borrower in any manner whatsoever; or (iii) In case of non-compliance of the terms and conditions of the Transaction Documents and/or CAL. For the purpose of this clause, Deterioration in the Creditworthiness shall mean and include without limitation, the following events: a) downgrade of the rating of the Borrower by a Credit Rating Agency; b) inclusion of the Borrower and/or any of its Directors in the Reserve Bank of India's wilful defaulters list;

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Yatra Online Pvt. Ltd.
Authorised Signatory

		c) closure of a significant portion of the Borrower's operating capacity; d) decline in the profit after tax of the Borrower by more than fifteen percent; e) any adverse comment from the Auditor; and f) any other reason/ event in the opinion of the Bank constituting or which may constitute Deterioration in the Creditworthiness;
17	**Section 281 certificate of IT Act**	Option 1: Screenshot from the IT portal of the borrower entity PAN no. duly certified by the Company Secretary (if available for a corporate borrower) or by a Chartered Accountant. For the AYs for which the portal is yet to be updated, the Business team based on the annual financial statements of the Borrower to add further potential tax demands to the aggregate figure available on the IT portal. Option 2: A Statutory Auditors Certificate (preferably) or a Chartered Accountants Certificate giving the status of upto date tax demand in respect of the Borrowers tax assessment which have been completed along with copy of the assessment orders. The CA Certificate would also certify the tax status in respect of the IT Returns which have been filed but not assessed

Annexure II

Additional interest Rates

Sl	Nature of default	Reckoning of additional interest	Additional interest rate (p.a.) payable monthly
1	Non-submission or delayed submission of OFI or equivalent reports	Additional interest would be charged from the due date of submission till the date of actual submission	Nil
2	Non-submission or delayed submission of financial statements • Provisional	Additional interest would be charged from the due date of submission till the date of actual submission Due date of submission is as	Nil

ICICI Bank Limited
ICICI Bank Towers
Bandra-Kurla Complex,
Mumbai- 400 051, India

Tel.: (91-22) 2653 1414
Fax: (91-22) 2653 1122
Website www.icicibank.com
CIN.: L65190GJ1994PLC021012

Regd. Office : ICICI Bank Tower,
Near Chakli Circle,
Old Padra Road,
Vadodara 390 007, India.

Yatra Online Pvt. Ltd.
Authorised Signatory

Yatra Online Pvt. Ltd.
Authorised Signatory

ICICI Bank

Sl	Nature of default	Reckoning of additional interest	Additional interest rate (p.a.) payable monthly
	• Audited • Renewal data	follows: 3 months from the close of accounting year 6 months from the close of accounting year On expiry of credit limits	
3	Insurance	Insurance cover not obtained / not renewed	Nil
4	Default on invocation of Bank Guarantee	In case payment is not made towards invoked Bank Guarantee within 2 days, default interest would be charged from the date of receipt of claim till the date of payment	I-MCLR-6M+ 10%
5	Payment default (in case of foreign currency loans, the foreign currency amount will be converted into equivalent rupee and additional interest as mentioned herein will be charged)	Additional interest would be charged from next day of due date till such time the default amount is paid	2% over the Documented rate
6	Non–compliance of sanction terms pertaining to security creation	Security not created and perfected within the sanctioned timeline	For the first 15 days of delay: Nil Delay > 15 days: 1% p.a.
7	Breach of financial covenants	Applicable in cases where there is a breach in financial covenants	For the first 15 days of breach: Nil Breach continuing

ICICI Bank Limited
ICICI Bank Towers
Bandra-Kurla Complex,
Mumbai- 400 051, India

Tel.: (91-22) 2653 1414
Fax: (91-22) 2653 1122
Website www.icicibank.com
CIN.: L65190GJ1994PLC021012

Regd. Office : ICICI Bank Tower,
Near Chakli Circle,
Old Padra Road,
Vadodara 390 007, India.

03022017.V1

Yatra Online Pvt. Ltd.
Authorised Signatory

Yatra Online Pvt. Ltd.
Authorised Signatory

ICICI Bank

Sl	Nature of default	Reckoning of additional interest	Additional interest rate (p.a.) payable monthly
			beyond 15 days: 1% p.a.
8	Non-submission or delayed submission of financial statements • Provisional • Audited Renewal data	Default interest would be charged from the due date of submission till the date of actual submission Due date of submission is as follows: 3 months from the close of accounting year 6 months from the close of accounting year On expiry of credit limits	Nil

Additional interest Rates in respect of bill discounting facilities:

Sl.	Type of Facility (As applicable)	Reckoning of additional interest	Additional interest rate (p.a.) payable monthly
1	Demand Bill Purchased (outstation)	Additional interest would be charged from the 8th day post purchase (i.e. allowing 7 days for transit) till the date of realisation For bills returned unpaid, the additional interest would be charged from the date of purchase till the date of recovery	2 % over the Documented Rate 6% over the Documented Rate
2	Demand Bill Purchased (Local)	Additional interest would be charged from the 3rd day post purchase till the date of realisation In case the bill is returned unpaid,	2% over the Documented Rate 6% over the Documented Rate

Yatra Online Pvt., Ltd.
Authorised Signatory

Yatra Online Pvt. Ltd.
Authorised Signatory

ICICI Bank

		the default interest would be charged from the date of purchase till date of recovery	
3	Usance Bills discounted	For period beyond the due date In case the bill is returned unpaid, default interest to be charged from the date of discount till the date of recovery	2% over the Documented rate 6% over the Documented rate
4	Inland Cheques Purchased – Outstation	Additional interest would be charged from the 8th day post purchase (i.e. allowing 7 days for transit) till the date of realisation If the cheque is returned unpaid, default interest would be charged from date of purchase till date of recovery	2% over the Documented Rate 6% over the Documented Rate
5	Inland Cheques Purchased – Local	If the cheque is returned unpaid, default interest would be charged from date of purchase till date of recovery	6% over the Documented Rate
6	Bills received under Inland Letter of Credit (L/C)		
		a) <u>Sight Bills</u> In case of inland bills under L/C not paid within 7 days from the date of receipt, default interest would be charged from the 8th day till the date of realization	I-MCLR-6M +10%
		b) <u>Usance Bills</u> In case of inland usance bills not	I-MCLR-6M +10%

Yatra Online Pvt. Ltd.
Authorised Signatory

Yatra Online Pvt. Ltd.
Authorised Signatory

ICICI Bank

		paid on the due date, default interest would be charged from the due date to the date of realisation	
7	Additional rate of Interest in Inland Bill	Additional interest would be charged from due date till date of realisation	2 % over the Documented Rate

Yatra Online Pvt. Ltd.
Authorised Signatory

Yatra Online Pvt. Ltd.
Authorised Signatory

ICICI Bank

AMENDATORY CREDIT ARRANGEMENT LETTER

CAL1465962335374
December 28, 2020

Yatra Online Private Limited
Unit No 1101-03, Tower-B, 11th Floor,
Unitech Cyber Park, Sector-39,
Gurgaon, India - 122001

Kind Attention: Mr. Anuj Kumar Sethi

Dear Sir/s :

Please refer to the Credit Arrangement Letter bearing reference no. CAL680460542403 dated September 29, 2020, (the "CAL") issued to you by ICICI Bank Limited (the "Bank") wherein the Bank has agreed to provide / provided to you financial assistance not exceeding Rs. 600.0 mn. (the "Facility") on the terms and conditions contained therein.

At your request, we are agreeable for modifications of the existing terms and conditions of the CAL to the extent specified in the Annexure hereto, which Annexure shall be deemed to be part of this letter.

This letter shall be read in conjunction with the CAL and be construed as if the provisions of this letter were incorporated therein by way of addition. To the extent of any inconsistency between the terms of this letter and the CAL, the provisions of this letter shall prevail.

Save for changes specified hereinabove, all the other terms and conditions of the CAL shall remain unchanged and in full force and effect.

Please note that this communication should not be construed as giving rise to any binding obligation on the part of ICICI Bank unless you have returned the duplicate copy of this letter duly signed by you in token of acceptance hereof and signed / executed the agreements / documents in connection with the Facility by January 11, 2021 or such further time as may be allowed by ICICI Bank in writing in its absolute discretion.

Yours faithfully,

Authorized official
For ICICI Bank

Approved and accepted by the Borrower:

Yatra Online Pvt. Ltd. **Yatra Online Pvt. Ltd.**

Date: 29-12-2020 Signature(s)

Authorised Signatory **Authorised Signatory**

ICICI Bank

ANNEXURE

1. The following terms and conditions of the CAL stands modified as follows:

Particulars	Existing Term	Proposed term
Security	• Exclusive charge on the current assets (except receivables from TCS) and movable and immovable fixed assets of the borrower with account no 000705023846 and 031405000890 maintained with ICICI Bank. • Exclusive charge on Cash margin account no. 002105023538 maintained with ICICI Bank.	• Exclusive charge on the current assets (except receivables from TCS) and movable and immovable fixed assets of the borrower with account no 000705023846 and 031405000890 maintained with ICICI Bank. • Exclusive charge on Cash margin account no. 002105023538 maintained with ICICI Bank. • Exclusive charge on fixed deposit held under lien with ICICI Bank.

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Authorised Signatory Authorised Signatory

For ICICI Bank Use Only - ***CAL1465962335374***

ICICI Bank Limited
ICICI Bank Towers
Bandra-Kurla Complex,
Mumbai- 400 051, India

Tel.: (91-22) 2653 1414
Fax: (91-22) 2653 1122
Website www.icicibank.com
CIN.: L65190GJ1994PLC021012

Regd. Office : ICICI Bank Tower,
Near Chakli Circle,
Old Padra Road,
Vadodara 390 007, India.